Exhibit 99.1

FOR IMMEDIATE RELEASE

ADAPTHEALTH CORP. ANNOUNCES FIRST QUARTER 2020 FINANCIAL RESULTS

Plymouth Meeting, PA – May 5, 2020 – AdaptHealth Corp. (NASDAQ: AHCO) (“AdaptHealth” or the “Company”), a leading provider of home healthcare equipment, medical supplies to the home and related services in the United States announced today financial results for the three months ended March 31, 2020.

Highlights

•	AdaptHealth operated effectively during the COVID-19 crisis serving patients and referral partners, while protecting the health of our frontline responders and other employees.
•	On January 2, 2020, we closed the acquisition of Patient Care Solutions (PCS), which accelerated our growth into the home medical supplies business. As previously disclosed, PCS is a turn-around situation and as part of our investment we expect $15 million in restructuring and operational losses in 2020.
•	On February 28, 2020, we closed the acquisition of Texas-based Healthline Medical (Healthline), a diversified home medical equipment (HME) company that was immediately accretive to our earnings.
•	On March 2, 2020, we closed the acquisition of the HME assets of North Carolina-based Advanced Home Care (Advanced) that was immediately accretive to our earnings.

First Quarter 2020

•	Net revenue was $191.4 million, a 60% increase from the first quarter of 2019 and 28% higher than the fourth quarter of 2019; PCS generated net revenue of $33.9 million.
•	Net loss attributable to AdaptHealth Corp. was $0.2 million, compared to a net loss of $5.8 million in the first quarter of 2019.
•	Adjusted EBITDA less Patient Equipment Capex was $17.5 million compared to $17.0 million in the first quarter of 2019. Excluding PCS, which incurred a quarterly loss of $4.5 million, Adjusted EBITDA less Patient Equipment Capex was $22.0 million, a 29% increase compared to the first quarter of 2019.
•	Adjusted EBITDA was $30.5 million compared to $28.2 million in the first quarter of 2019. Excluding PCS, which incurred a quarterly loss of $4.5 million, Adjusted EBITDA was $35.0 million, a 24% increase compared to the first quarter of 2019.

CEO Commentary

Luke McGee, Chief Executive Officer of AdaptHealth, commented, “Despite significant and sudden challenges brought on by the COVID-19 pandemic, our strong first quarter performance reflects the extraordinary hard work, resilience and dedication of our outstanding AdaptHealth team. Due in large measure to their efforts, we are continuing to successfully deploy a scalable growth model focused on organic sales, acquisitions, accretive capital deployment, margin expansion, and cash generation. Our HME business performed well, and ahead of our internal budgets despite the historical softness of this three-month period during which patients are often managing through reset deductibles and insurance changes.

“We closed and fully integrated two significant and accretive HME business acquisitions during the quarter that are also expected to add an aggregate $91 million in net revenue in 2020. Advanced expands the Company’s currently underpenetrated presence in the Southeast and Healthline strengthens our presence in Texas. I could not be more excited about these two scaled acquisitions.

“Our home medical supplies business, Patient Care Solutions (PCS), generated net revenue of $33.9 million for the quarter and negative EBITDA of $4.5 million. As previously disclosed, PCS is a turn-around situation and as part of our investment we expect $15 million in one-time restructuring and operational losses in 2020. We are pleased with our progress in addressing and curing various issues at PCS, and in the first quarter we exceeded our internal revenue and operational projections. We continue to believe PCS will be profitable in the fourth quarter of 2020. We are particularly excited about growth in the continuous glucose monitoring business at PCS and expect this will evolve into a growing and increasingly significant new product offering for AdaptHealth.”

COVID 19 Impact.

The COVID-19 pandemic and related government-imposed stay-at-home restrictions have had, and will continue to have, severe impact on global economic conditions and the environment in which we operate our business. We have developed and deployed a series of initiatives designed to minimize disruptions to our normal business activities and preserve our ability to execute our growth strategies.

Operational Actions

•	We have taken appropriate actions to prioritize the health and safety of our employees. We incurred incremental costs in the quarter to acquire appropriate personal protective equipment for patient-facing employees providing respiratory and other services. Additionally, we put in place a retention incentive program for patient-facing employees in recognition of their significant efforts to help serve our patients and referral partners.
•	In February and March 2020, we increased inventory and Patient Equipment Capex to protect against supply disruptions and to prepare for increased demand of certain equipment types such as hospital beds, ventilators and oxygen concentrators. We continue to experience some supply chain disruption and limited availability of certain items such as ventilators and oxygen concentrators and expect to pay a premium to acquire certain inventory.
•	We have been designated as an essential business and more than 75% of our employees are working remotely. Our technology infrastructure is performing well, and we are operating effectively in this environment.
•	In April 2020, after re-evaluating new business volumes and the opportunity to realize cost efficiencies following our recent acquisitions, we instituted a reduction in force that eliminated approximately 6% of our workforce. All the impacted employees were offered severance and will remain on the Company’s health benefit plans for the remainder of 2020.

Business Outlook

•	We have experienced some reduced demand for products that are related to elective medical services, such as CPAP new starts, orthotics and certain other HME products, and we expect this trend to persist while the crisis continues.
•	Our CPAP resupply and other supplies business remain healthy. Our resupply model is built on proactively contacting our patients to refresh their supplies. The fact that so many of our patients are currently under stay-at-home orders is in our view a positive indicator for that business.
•	We are experiencing increased patient demand for respiratory equipment, including ventilators and oxygen concentrators.
•	As a result of increased demand related to COVID-19 hospital admissions, we have experienced a significant increase in sales and rentals of equipment to hospitals and other healthcare providers primarily in New York, New Jersey and Pennsylvania, the majority of which commenced during the second quarter of 2020. Our employees have been working tirelessly to source and deliver ventilators, oxygen concentrators, hospital beds, BIPAP machines and other needed equipment to healthcare providers on the front line of this crisis.
•	With respect to Medicare reimbursement, we are benefitting from the following: a) necessary rate increases as a result of higher non-rural, non-competitive bid area rates; and b) the suspension, effective May 1, 2020, of the 2% sequestration rate reductions that have been in place since 2013.

•	We are also benefiting from recent guidance from the Centers for Medicare & Medicaid Services (CMS) which has, among other things, expanded the use of telehealth and relaxed certain documentation requirements related to our services which are expected to continue for the duration of the pandemic.
•	At March 31, 2020, we reported cash and cash equivalents of $48.2 million with $90.5 million of undrawn capacity on our credit lines. In March, we drew down $20 million on our revolver out of concern of the potential impact of COVID-19, and in April, we repaid that amount in full.

2020 Outlook Affirmed

We cannot predict the duration of the COVID 19 crisis or the full impact on our business. However, based on current trends, we are affirming our financial guidance for 2020 of net revenue between $790 million to $808 million, Adjusted EBITDA of $160 million to $164 million, and Adjusted EBITDA less Patient Equipment Capex of $98 million to $101 million. This outlook excludes anticipated first year PCS operating losses as well as severance and restructuring costs associated with the PCS acquisition totaling approximately $15 million.

Luke McGee concluded: “I am very proud of our financial performance in the first quarter but even more proud of how our AdaptHealth employees have responded to this unprecedented crisis by supporting our patients and healthcare partners. Our employees on the front line in patient-facing roles have continued to serve with professionalism and courage. I’m also very proud of our company’s role in delivering life-saving equipment to our referral partners, many of which are operating in the nation’s worst virus hotspots.”

Conference Call

Management will host a conference at 8:30 am ET today to discuss the results and business activities. Interested parties may participate in the call by dialing:

•            (877) 423-9820 (Domestic) or

•            (201) 493-6749 (International)

Webcast registration: Click Here

Following the live call, a replay will be available for six months on the Company's website, www.adapthealth.com under "Investor Relations."

About AdaptHealth Corp.

AdaptHealth Corp. (“AdaptHealth”) is a leading provider of home healthcare equipment, medical supplies to the home and related services in the United States. AdaptHealth provides a full suite of medical products and solutions designed to help patients manage chronic conditions in the home, adapt to life and thrive. Product and services offerings include (i) sleep therapy equipment, supplies and related services (including CPAP and bi PAP services) to individuals suffering from obstructive sleep apnea, (ii) home medical equipment (HME) to patients discharged from acute care and other facilities, (iii) oxygen and related chronic therapy services in the home, and (iv) other HME medical devices and supplies on behalf of chronically ill patients with diabetes care, wound care, urological, ostomy and nutritional supply needs. The company is proud to partner with an extensive and highly diversified network of referral sources, including acute care hospitals, sleep labs, pulmonologists, skilled nursing facilities, and clinics. AdaptHealth services beneficiaries of Medicare, Medicaid and commercial insurance payors. AdaptHealth services over approximately 1.6 million patients annually in all 50 states through its network of 220 locations in 38 states. Learn more at www.adapthealth.com.

Forward-Looking Statements

This press release includes certain statements that are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding projections, estimates and forecasts of revenue and other financial and performance metrics, projections of market opportunity and expectations, the Company’s acquisition pipeline and the impact of the recent coronavirus (COVID-19) pandemic and our response to it. These statements are based on various assumptions and on the current expectations of Company management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on, by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of the Company.

These forward-looking statements are subject to a number of risks and uncertainties, including the outcome of judicial and administrative proceedings to which the Company may become a party or governmental investigations to which the Company may become subject that could interrupt or limit the Company’s operations, result in adverse judgments, settlements or fines and create negative publicity; changes in the Company’s clients’ preferences, prospects and the competitive conditions prevailing in the healthcare sector; and the impact of the recent coronavirus (COVID-19) pandemic and the Company’s response to it. A further description of such risks and uncertainties can be found in the Company’s filings with the Securities and Exchange Commission. If the risks materialize or assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that the Company presently knows or that the Company currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect the Company’s expectations, plans or forecasts of future events and views as of the date of this press release. The Company anticipates that subsequent events and developments will cause the Company’s assessments to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

ADAPTHEALTH CORP.

Condensed Consolidated Balance Sheets (Unaudited)

	March 31,	December 31,
(in thousands)	2020	2019
Assets
Current assets:
Cash and cash equivalents	$48,164	$76,878
Accounts receivable, net	118,651	78,619
Inventory	17,968	13,239
Prepaid and other current assets	9,759	12,679
Total current assets	194,542	181,415
Equipment and other fixed assets, net	87,301	63,559
Goodwill	340,807	266,791
Other assets	5,670	6,852
Deferred tax asset	33,519	27,505
Total assets	$661,839	$546,122
Liabilities and Stockholders' Deficit
Current liabilities:
Accounts payable and accrued expenses	136,072	102,728
Current portion of capital lease obligations	20,421	19,750
Current portion of long-term debt	2,616	1,721
Contract liabilities	15,584	9,556
Other liabilities	16,460	17,139
Total current liabilities	191,153	150,894
Long-term debt, less current portion	463,553	395,112
Other long-term liabilities	36,580	29,364
Total liabilities	691,286	575,370
Total Stockholders' Deficit	(29,447)	(29,248)
Total Liabilities and Stockholders' Deficit	$661,839	$546,122

Number of issued and oustanding shares:
Class A Common Stock	43,354	40,816
Class B Common Stock	30,564	31,564

ADAPTHEALTH CORP.

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended
	March 31,
(in thousands, except per share data)	2020	2019
Net revenue	$191,439	$119,498

Costs and expenses:
Cost of net revenue	166,540	100,227
General and administrative expenses	14,347	13,083
Depreciation, excluding patient equipment depreciation	1,241	841
Total costs and expenses	182,128	114,151
Operating income	9,311	5,347
Interest expense	7,938	6,260
Loss on extinguishment of debt, net	—	2,121
Income (loss) before income taxes	1,373	(3,034)
Income tax expense	1,107	2,418
Net income (loss)	266	(5,452)
Income attributable to noncontrolling interests	424	348
Net loss attributable to AdaptHealth Corp.	$(158)	$(5,800)
Net loss per common share attributable to AdaptHealth Corp.:
Basic and diluted	$—	$(0.42)
Weighted average shares outstanding for net loss attributable to AdaptHealth Corp.:
Basic and diluted	41,977	13,864

ADAPTHEALTH CORP.

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended
	March 31,
(in thousands)	2020	2019
Net cash provided by operating activities	$24,380	$16,232
Net cash used in investing activities	(111,329)	(26,179)
Net cash provided by (used in) financing activities	58,235	(369)
Net decrease in cash and cash equivalents	(28,714)	(10,316)
Cash and cash equivalents at beginning of period	76,878	25,186
Cash and cash equivalents at end of period	$48,164	$14,870

Non-GAAP Financial Measures

This press release presents AdaptHealth’s EBITDA, Adjusted EBITDA and Adjusted EBITDA less Patient Equipment Capex for the three months ended March 31, 2020 and 2019.

AdaptHealth defines EBITDA as net income (loss) attributable to AdaptHealth Corp., plus net income attributable to noncontrolling interests, interest expense (income), income tax expense (benefit), and depreciation.

AdaptHealth defines Adjusted EBITDA as EBITDA (as defined above), plus loss on extinguishment of debt, equity-based compensation expense, transaction costs, severance, and similar items of expense (income).

AdaptHealth defines Adjusted EBITDA less Patient Equipment Capex as Adjusted EBITDA (as defined above) less patient equipment acquired during the period without regard to whether the equipment was purchased or financed through lease transactions.

The following unaudited table presents the reconciliation of net loss attributable to AdaptHealth Corp., to EBITDA, Adjusted EBITDA and Adjusted EBITDA less Patient Equipment Capex for the three months ended March 31, 2020 and 2019:

	Three Months Ended
	March 31,
(in thousands)	2020	2019
Net loss attributable to AdaptHealth Corp.	$(158)	$(5,800)
Income attributable to noncontrolling interests	424	348
Interest expense excluding change in fair value of interest rate swaps	7,938	3,558
Interest expense - change in fair value of interest rate swaps	—	2,702
Income tax expense	1,107	2,418
Depreciation	16,740	14,972
EBITDA	26,051	18,198
Loss on extinguishment of debt, net (a)	—	2,121
Equity-based compensation expense (b)	2,223	5,223
Transaction costs (c)	2,858	2,516
Severance (d)	419	141
Other non-recurring (income) expenses(e)	(1,091)	17
Adjusted EBITDA	30,460	28,216
Less: Patient equipment capex (f)	(12,967)	(11,243)
Adjusted EBITDA less Patient Equipment Capex	$17,493	$16,973

(a)	Represents write offs of deferred financing costs related to refinancing of debt, net of income taxes.
(b)	Represents amortization of equity-based compensation to employees, including expense resulting from accelerated vesting and modification of certain awards incurred in 2019.
(c)	Represents transaction costs related to acquisitions and the 2019 Recapitalization.
(d)	Represents severance costs related to acquisition integration and internal AdaptHealth restructuring and workforce reduction activities.
(e)	The 2020 period includes (1) a $2.0 million reduction in the fair value of an earnout liability, (2) a $0.6 million gain in connection with the sale of a cost method investment, offset by (3) a $1.5 million expense associated with the PCS Transition Services Agreement.
(f)	Represents the value of the patient equipment obtained during the respective period without regard to whether the equipment is purchased or financed through lease transactions.

AdaptHealth uses EBITDA, Adjusted EBITDA and Adjusted EBITDA less Patient Equipment Capex, which are financial measures that are not prepared in accordance with generally accepted accounting principles in the United States, or U.S. GAAP, to analyze its financial results and believes that they are useful to investors, as a supplement to U.S. GAAP measures. In addition, AdaptHealth’s ability to incur additional indebtedness and make investments under its existing credit agreement is governed, in part, by its ability to satisfy tests based on a variation of Adjusted EBITDA less Patient Equipment Capex.

AdaptHealth believes Adjusted EBITDA less Patient Equipment Capex is useful to investors in evaluating AdaptHealth’s financial performance. AdaptHealth’s business requires significant investment in equipment purchases to maintain its patient equipment inventory. Some equipment title transfers to patients’ ownership after a prescribed number of fixed monthly payments. Equipment that does not transfer wears out or oftentimes is not recovered after a patient’s use of the equipment terminates. AdaptHealth uses this metric as the profitability measure in its incentive compensation plans that have a profitability component and to evaluate acquisition opportunities, where it is most often used for purposes of contingent consideration arrangements. In addition, AdaptHealth’s debt agreements contain covenants that use a variation of Adjusted EBITDA less Patient Equipment Capex for purposes of determining debt covenant compliance. For purposes of this metric, patient equipment capital expenditure is measured as the value of the patient equipment obtained during the accounting period without regard to whether the equipment is purchased or financed through lease transactions.

EBITDA, Adjusted EBITDA and Adjusted EBITDA less Patient Equipment Capex should not be considered as measures of financial performance under U.S. GAAP, and the items excluded from EBITDA, Adjusted EBITDA and Adjusted EBITDA less Patient Equipment Capex are significant components in understanding and assessing financial performance. Accordingly, these key business metrics have limitations as an analytical tool. They should not be considered as an alternative to net income or any other performance measures derived in accordance with U.S. GAAP or as an alternative to cash flows from operating activities as a measure of AdaptHealth’s liquidity.

Contacts

AdaptHealth Corp.

Gregg Holst

Chief Financial Officer

(484) 301-6599

gholst@adapthealth.com

Brittany Lett

Vice President, Marketing

(909) 915-4983

blett@adapthealth.com

The Equity Group Inc.

Devin Sullivan

Senior Vice President

(212) 836-9608

dsullivan@equityny.com

Kalle Ahl, CFA

Vice President

(212) 836-9614

kahl@equityny.com

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